Exhibit 10.13
THIS AGREEMENT made as of the 12th day of September, 2002, and amended and restated this 30th day of September, 2004.
BETWEEN:
NORTH AMERICAN CONSTRUCTION GROUP INC., a corporation incorporated under the laws of Alberta (“NACG”)
- and -
FORT McKAY CONSTRUCTION LTD., as agent of a limited partnership to be constituted under the name and style “Fort McKay Construction Limited Partnership” (“Fort McKay”)
- and -
NORAMAC VENTURES INC., a corporation incorporated under the laws of Alberta (the “Corporation”)
JOINT VENTURE AGREEMENT
WHEREAS:
A. The Participants have an interest in submitting tenders and proposals for and, if successful, performing Contracts with Owners for Projects;
B. The Participants are the shareholders of the Corporation, which was incorporated on September 5, 2002 for the purpose of acting as their nominee in submitting such proposals and performing Projects;
C. The Participants have agreed to form a joint venture which shall make proposals for and seek to obtain contracts from Owners and, if successful, perform Work, all in accordance with the terms, conditions and provisions of this Agreement.
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants set forth in this Agreement, the Participants agree as follows:
ARTICLE 1
1.1	Definitions
(a)	“Affiliate” means an affiliated body corporate as defined in the Business Corporations Act (Alberta) and bodies affiliated to Fort McKay as a limited partnership;

(b)	“Agreement” means this Agreement and any instrument supplemental or ancillary to this Agreement and the expression “Article” or “Section” followed by a number means and refers to the specified article or section of this Agreement;

(c)	“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday in Alberta;

(d)	“Capital Contributions” means the capital contributed to the Joint Venture by either Participant in the form of cash or equipment or assets.

(e)	“Contract” or “Contracts” means contracts awarded to the Joint Venture for the performance of Projects;

(f)	“Default” has the meaning set out in Section 9.2;

(g)	“Encumbrances” includes mortgages, liens, charges, security interests and any other adverse or third party claims or interests whatsoever;

(h)	“Excess Funded Amount” means those monies or equipment advanced on behalf of one Participant by the other Participant in accordance with Section 4.2;

(i)	“Interest” means with respect to a Participant, the entire interest of such Participant from time to time in and to the Contracts and the Projects, the proceeds therefrom and the right to the payment of fees and profits under this Agreement and other assets and equipment of the Joint Venture, including the shares held by such Participant in the Corporation and the indebtedness outstanding from the Joint Venture to such Participant. “Interests” means the interests of all Joint Venturers collectively or such of them as are specified.

(j)	“Joint Venture” means the joint venture between the Participants formed pursuant to and for the limited purposes set out in this Agreement;

(k)	“Joint Venture Costs” means:
(i)	all costs and expenses incurred by the Joint Venture in the performance of Work authorized by the Management Committee, including, but not limited to:
(A)	the cost of materials such as fuel, oil and grease;

(B)	the costs associated with payments to subcontractors under Contracts;

(C)	the costs associated with rental of equipment not contributed to the Joint Venture by either of the Participants;

(D)	the cost of permanent and temporary construction materials;

(E)	the cost of labour, whether supplied by Fort McKay or NACG or their nominees;

(F)	the cost of equipment rented to the Joint Venture by either Participant; and

(G)	the cost of repairs, maintenance and overhaul where contemplated in a tender or proposal and authorized by the Manager and not covered in the rental cost of the equipment;
(ii)	the following items of expense where such expenses are not reimbursable under the terms of a Contract:
(A)	taxes, fees, penalties and similar costs lawfully levied against the Joint Venture by any governmental authority having jurisdiction, other than income taxes. This provision shall not preclude the Joint Venture from protesting or litigating any levies or assessments;

(B)	legal and audit fees authorized by the Management Committee or as required by law;

(C)	the uninsured portion of any third party claim against the Joint Venture for bodily injury, property damage or the like resulting from the performance of the Work;

(D)	all premiums on policies of insurance purchased by the Joint Venture;

(E)	other items of cost as may be determined by the Management Committee; and

(F)	all expenses incurred in performing any management, accounting and administrative functions relating to the Joint Venture business authorized by the Management Committee, or a fee in lieu thereof payable to the Manager in an amount agreed to by the Management Committee for a specific Project.
(1)	“Major Decision” means a decision respecting a matter set out in Section 6.2;

(m)	“Management Committee” means the committee appointed pursuant to Section 6.1 of this Agreement;

(n)	“Manager” means the company appointed in accordance with Article 5 herein;

(o)	“Net Cash Flow” has the meaning set out in Section 4.6;

(p)	“Owner” means the party or parties at whose direction Work is performed on Projects, and collectively described as the “Owners

(q)	“Participant” means each of NACG and Fort McKay as Participants to and joint venturers under this Agreement and their respective successors and permitted assigns;

(r)	“Person” means an individual, a corporation, a partnership, a trustee or any unincorporated organization and words importing persons have similar meaning;

(s)	“Prime Rate” means the rate per annum announced, from time to time, by the Bank of Nova Scotia as its prime rate and used by that bank as a reference rate for commercial loans in Canadian dollars in Canada;

(t)	“Project” or “Projects” means, unless otherwise mutually agreed between the parties, the construction, development and operation of open pit mining projects within a radius of 50 kilometres of Fort McKay, Alberta, and which require provision of heavy construction equipment, and any other Work the Management Committee agrees to perform through the Joint Venture;

(u)	“Proportionate Interest(s)” means the percentage interest for each Project as determined in accordance with Article 3.10;

(v)	“Revenues” means the gross revenues determined in accordance with generally accepted accounting principles; and

(w)	“Work” means the work, services and materials to be done, performed or provided by or on behalf of the Joint Venture in the performance of the Contracts.
1.2	Preamble Incorporation
The Participants agree that the preamble to this Agreement is incorporated into and forms part of this Agreement.
1.3	Governing Law and Submission to Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of Alberta and the Participants submit and attorn to the jurisdiction of the courts in Alberta. The Participants agree that any litigation between the Participants which arises pursuant to or in connection with this Agreement, or any of its provisions, shall be referred to the courts in Alberta and shall not be referred to the courts of any other jurisdiction.
1.4	Amendments
This Agreement is subject to amendment only with the unanimous consent in writing of each of the Participants.
1.5	Severabiliry
Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement, or its application to any Person or circumstance, shall, to any extent, be invalid or unenforceable for any reason whatsoever, the remainder of this Agreement or the application of such provision or portion of this Agreement to any other Person or circumstance shall not be affected and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
1.6	Time of the Essence
Time shall be of the essence of this Agreement.

1.7 Headings
The Section headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.
1.8	Singular, Plural and Gender
Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement the same shall be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the facts or context so requires.
1.9	Entire Agreement
This Agreement constitutes the entire agreement between the Participants pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Participants and there are no warranties, representations or other agreements between the Participants in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Participant to be bound by it.
1.10	Contra Proferentem Not Applicable
The Participants acknowledge having participated fully in the preparation of this Agreement and agree that the principle of contra proferentem shall not apply with respect to this Agreement to either Participant.
ARTICLE 2 — REPRESENTATIONS
2.1	Representations by NACG
NACG represents and warrants to Fort McKay as follows:
(a)	NACG has been duly incorporated and organized and is validly subsisting under the laws of Alberta with full power and capacity to own its own property, to give and perform the covenants, representations, indemnities, warranties, and undertakings required of it by this Agreement and to carry on the business which it carries on;

(b)	there are no actions or proceedings pending or threatened against NACG in any court of law, before any judicial or administrative tribunal, governmental commission, department or agency which might result in a material adverse change in the business, properties or financial condition of NACG including, without limitation, NACG’s interest in the Joint Venture, and there are no material unsatisfied judgments or writs of execution outstanding against it;

(c)	neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby shall constitute a breach of or default under any contract or instrument to which NACG is a party or by which it may be bound, nor shall it result in the acceleration in the time of performance of any obligation under any such contract or instrument, nor would it result in the creation of a new lien or encumbrance upon any of NACG’s assets including, without limitation, NACG’s interest in the Joint Venture;

(d)	NACG has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(e)	NACG has the financial resources, ability and wherewithal to make such Capital Contributions as it may be called upon to make from time to time; and

(f)	this Agreement constitutes a valid and binding obligation of NACG, enforceable against NACG in accordance with its terms.
2.2	Representations by Fort McKay
Fort McKay represents and warrants to NACG as follows:
(a)	Fort McKay has been duly constituted and organized and is validly subsisting under the laws of Alberta with full power and capacity to own its own property, to give and perform the covenants, representations, indemnities, warranties, and undertakings required of it by this Agreement and to carry on the business which it carries on;

(b)	there are no actions or proceedings pending or threatened against Fort McKay in any court of law, before any judicial or administrative tribunal, governmental commission, department or agency which might result in a material adverse change in the business, properties or financial condition of Fort McKay including, without limitation, Fort McKay’s interest in the Joint Venture, and there are no material unsatisfied judgments or writs of execution outstanding against it;

(c)	neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby shall constitute a breach of or default under any contract or instrument to which Fort McKay is a party or by which it may be bound, nor shall it result in the acceleration in the time of performance of any obligation under any such contract or instrument, nor would it result in the creation of a new lien or encumbrance upon any of Fort McKay’s assets including, without limitation, Fort McKay’s interest in the Joint Venture;

(d)	Fort McKay has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(e)	Fort McKay has the financial resources, ability and wherewithal to make such Capital Contributions that it may be called on to make from time to time hereunder; and

(f)	this Agreement constitutes a valid and binding obligation of Fort McKay, enforceable against Fort McKay in accordance with its terms.

ARTICLE 3 — FORMATION AND PURPOSE
3.1 Formation of Joint Venture
The Participants enter into and form the Joint Venture for the limited purpose and scope set forth in this Agreement.
3.2 Name of Joint Venture
The name of the Joint Venture shall be “Noramac Joint Venture” and the business of the Joint Venture shall be conducted solely under such name and all assets of the Joint Venture shall be held by the Corporation under such name.
3.3 Use of Trustee Corporation
The Corporation acknowledges that it will act as nominee and trustee for the Participants each as to their Proportionate Interest and that it will hold title to any assets purchased by the Joint Venture and to any Contracts, together with entitlement to payment thereunder, as bare trustee for the Participants. The Corporation further acknowledges that its purpose is to implement decisions of the Joint Venture as relayed to it by the Management Committee.
3.4 Purpose and Scope of Joint Venture
The purpose of the Joint Venture shall be limited to submitting proposals for, and if successful, performing Contracts pursuant to the terms of this Agreement. If either Participant wishes to bid on any new Project, that Participant shall bring the tender for the Project to the Management Committee for consideration. The Management Committee shall have the discretion to decide to submit a tender for any Project. Except as otherwise agreed in writing by the Participants no other projects shall be undertaken by the Participants through this Joint Venture. Nothing provided in this Agreement shall prohibit or restrict any Participant from undertaking and performing during the term of the Joint Venture, for its own account or with any other person, firm or corporation, any work for existing customers that are currently on a Participant’s customer list other than the Work, whether or not such work is similar to the Work.
3.5 Not a Partnership
The Participants disclaim any intention to create a partnership and nothing in this Agreement shall constitute the Participants as partners nor, except as expressly set forth in this Agreement, constitute any Participant as the agent of the other. Except as otherwise expressly and specifically provided in this Agreement, no Participant shall be, or by reason of any provision herein contained be deemed to be, the agent or legal representative of the other, whether for purposes of this Agreement or otherwise, nor shall any Participant have any power or authority to act for or assume any obligations or responsibility on behalf of the other Participant.
3.6 Extent of Holdings
The Participants acknowledge that the beneficial owners of the Class A Common shares of the Corporation are as follows:

(i)	NACG — 49 Class A common shares (49%); and

(ii)	Fort McKay— 51 Class A common shares (51%).
No further shares in the Corporation shall be created, subscribed, paid for or issued without the approval of the Participants.
3.7 Tenders and Proposals
The Manager shall prepare tenders or proposals for the award of the Contracts on behalf of the Joint Venture, the terms of which shall be subject to the unanimous consent of the Participants and shall be based upon estimations provided by estimators selected by NACG. After the preparation and submission of proposals, the Participants shall be jointly and severally bound by the provisions of any proposal that has been submitted to an Owner and neither of them shall seek to vary the same without previous written consent of the other. Each Participant shall bear its own costs incurred by it in the preparation of a proposal, save and except for costs associated with payments to employees seconded to the Joint Venture by either or both of NACG or Fort McKay, which costs shall be Joint Venture Costs. During the period between submission of a proposal and the award of a Contract to the Joint Venture, the Participants shall, at their own expense unless otherwise determined by the Management Committee, perform continuing planning and preparation tasks and participate in the negotiation process, devoting appropriate personnel and resources to the effort.
3.8 Joint Venture Restructure
If during pre-contract negotiations with respect to a Project, the Owner indicates the Joint Venture should be restructured or a different form should be used, then the Participants agree to negotiate in good faith to arrive at a mutually satisfactory approach to enhance the ability of the Joint Venture to secure and perform the Contract, subject always to the proviso that any restructuring shall preserve Fort McKay’s existing tax status.
3.9 Execution of Contracts and Documents
When the Joint Venture is selected for the award of a Contract, each Participant agrees to cause its authorized officer or representative to sign, in the name and on behalf of the Corporation, the Contract promptly upon its being tendered for execution. When authority to enter agreements is delegated to the Manager in accordance with Article 5, the Manager may execute any such agreement on the name of the Corporation and that agreement will be binding on the Joint Venture.
3.10 Proportionate Interest in Projects
During any tender period for Contracts either Participant may bring to the Joint Venture a tender for the Contract in which case the Management Committee shall consider the participation of the Joint Venture in the Contract, the percentage interest of each Participant in the Contract, and the terms upon which the tender will be made and the Contract, if awarded, will be performed. The following shall apply, unless otherwise agreed to by the Management Committee at the time of tender:

(a)	Contracts of a tender value of less than $10,000,000.00 shall be executed and performed by the Participants in accordance with the terms of this Joint Venture Agreement, according to the interest determined by the Management Committee at the time of tender; and

(b)	Contracts of a tender value greater than $10,000,000.00 and less than $100,000,000.00 and having an expected duration of less than 2 years shall:
(i)	where the Contract requires a parent guarantee or performance bond, be subcontracted to NACG or an affiliate designated by it on terms identical to the Contract and the entire Contract shall be performed pursuant to the terms of that subcontract, with payment to Fort McKay Construction Ltd. of a fee to be agreed by the Management Committee at the time of tender; or

(ii)	where the Contract does not require a parent guarantee or performance bond, be executed and performed by the Participants in accordance with the terms of this Joint Venture Agreement, according to the interest determined by the Management Committee at the time of tender; and
(c)	Contracts for long term maintenance projects negotiated by the Joint Venture with owning companies shall be performed equally, or in such proportions as mutually agreed, by the Participants. Any equipment required to be purchased or leased in order to fulfil such a Contract is to be purchased or leased by the individual Participants and contributed and dedicated to the Joint Venture;

(d)	All other Contracts shall be tendered, executed and performed on the terms to be agreed by the Management Committee at the time of tender, with the percentage and terms of participation of each Participant to be determined by the Management Committee at the time of tender; and

(e)	All Contracts for Projects performed in whole or in part on the existing reserve lands of the Fort McKay First Nation (the “First Nation”) or on those lands in the Province of Alberta to be transferred by the Province to Canada to be set apart as one or more reserves for the use and benefit of the First Nation pursuant to the Settlement Agreement dated for reference the 3rd day of September, 2003 between Her Majesty the Queen in Right of Canada and the First Nation, with a fee payable on such Contracts to Fort McKay Construction Ltd. in an amount to be determined by the Management Committee at the time of tender.
Where the Management Committee either determines not to tender for a Contract through the Joint Venture, or fails to reach agreement on the terms upon which the Joint Venture shall tender for a Contract, then either Participant may pursue the Contract without hindrance, interference or participation by the other Participant, provided that each Participant agrees not to pursue the Contract as a member of another joint venture.
3.11 Rights and Liabilities of Joint Venturers
The Participants acknowledge and agree that, if required by an Owner, their obligations and liabilities to the Owner incurred under a Contract awarded to the Joint Venture shall be joint and several but that, as between the Participants, their respective rights and obligations are several and as set forth in this Agreement. If either Participant is required under the Contract, or otherwise, to carry out any obligation or to discharge any liability which exceeds in scope or amount the Proportionate Interest of that Participant, that Participant may require the other Participant to contribute thereto in proportion to its Proportionate Interest.
ARTICLE 4 — CAPITAL CONTRIBUTIONS, GUARANTEES AND DISTRIBUTION
4.1 Participants to Provide Funding
Each Participant shall advance to the Corporation, from time to time, such amounts as requested by the Manager, for the performance of a Project. The Manager shall give notice to each Participant specifying the amount of contribution required of each Participant, the date by which the contribution is to be made and whether the contribution is to be made by way of
(a)	a loan or advance to the Joint Venture;

(b)	a guarantee of the obligations of the Joint Venture to a financial institution; or

(c)	a combination of the foregoing.
All contributions required of a Participant shall be in proportion to each Participant’s Proportionate Interest.
4.2 Excess Funded Amount
In the event that one Participant in this Section (the “Non-Contributing Participant”) fails to advance monies when required pursuant to Section 4.1 or Section 6.13, the other Participant shall be entitled, but not obligated, to contribute on behalf of the Non-Contributing Participant all or any part of the amount in default. The value of any Excess Funded Amount so advanced on behalf of the Non-Contributing Participant shall be payable by the Non-Contributing Participant to the other Participant on demand together with compound interest at a per annum rate equal to the Prime Rate plus four (4%) percent in excess of the Prime Rate calculated monthly from the date of advance of the Excess Funded Amount to the date of its repayment. The Non-Contributing Participant grants an irrevocable, unconditional and absolute assignment of and charge in favour of the other Participant on its Proportionate Interest in the Net Cash Flow to secure repayment of such Excess Funded Amount plus interest as aforesaid. The Non-Contributing Participant authorizes the Corporation and the Management Committee to pay all of its Proportionate Interest in the Net Cash Flow to the other Participant, to be applied firstly against interest and secondly in reduction of the principal amount of the Excess Funded Amount until the Excess Funded Amount plus interest has been paid in full. If the Excess Funded Amount plus interest has not been paid in full within thirty (30) days after the end of the next fiscal quarter, the Non-Contributing Participant shall be deemed to be in Default under this Agreement.
4.3 Dispute as to Financing
Any dispute between the Participants as to the amount of any contribution, advance or retention made or required to be made, the rate or calculation of any interest or the granting of any charge contemplated by this Article 4, shall be resolved by the Management Committee at the request of either Participant.
4.4 Proportionate Interest
Except as otherwise provided in this Agreement, or adjusted pursuant to Section 7.2, the Interests of the Participants in the assets and Revenues of a Project and their obligations with respect to the liabilities arising out of that Project and the Joint Venture Costs incurred as a result of a Project shall be equal to their respective Proportionate Interests in that Project. Each of the Participants shall assume and bear the obligations and liabilities of the Joint Venture, including any losses that the Joint Venture may sustain in a Project, in proportion to the Participant’s Proportionate Interest.
4.5 Capital Assets
Where items of a capital nature are required to be purchased by the Joint Venture for the performance of the Work, the Manager shall obtain the prior approval of the Management Committee and the cost of such capital items shall be charged to the Joint Venture as Joint Venture Costs and shall be purchased by the Corporation as nominee for the Joint Venture. Alternatively, the Management Committee may elect that facilities and equipment owned by a Participant may be rented to the Joint Venture at the rates to be agreed at the time of tender or proposal and the costs of such rentals payable to the Participants shall be Joint Venture Costs.
4.6 Net Cash Flow
Net Cash Flow means that amount, if any, computed in respect of each fiscal quarter of the Joint Venture, by which:
(a)	the aggregate of:
(i)	the cash flow received from Contracts and the gross amount of all other payments or cash received by the Joint Venture with respect to that Contract in the fiscal quarter, if any;

(ii)	the amount of the reserves, if any, carried forward by the Joint Venture from the previous fiscal quarter;
(b)	exceeds the aggregate of:
(i)	the amounts paid in the fiscal quarter in respect of Joint Venture Costs; and

(ii)	a reasonable reserve for operation of the Joint Venture for the ensuing fiscal periods as established by the Management Committee.
4.7 Distribution of Net Cash Flow
Within thirty (30) days after the close of each fiscal quarter of the Joint Venture, the Net Cash Flow for the preceding quarter shall be distributed in accordance with the Proportionate Interests of the Participants but any such distribution shall be subject to any redirection of proceeds provided for pursuant to any assignments and charges granted under Section 4.2. In the event of any dispute between the Participants as to availability, application or distribution of moneys pursuant to the provisions of this Section, or as to the calculation of the amount of moneys available for distribution, such dispute shall be resolved by the Management Committee.
ARTICLE 5 — MANAGER
5.1 NACG as Manager
NACG shall be the Manager for the Projects and as Manager shall co-ordinate and administer the affairs of the Joint Venture subject to the overriding authority and control of the Management Committee. Subject to the authority and control of the Management Committee and specifically Sections 6.2 and 6.3, the Manager shall have the power and authority to:
(a)	provide all necessary office and administrative support to the Joint Venture until such time as the Joint Venture has developed its own infrastructure;

(b)	coordinate and perform all negotiations with Owners and represent the Participants vis-á-vis Owners and liaise with Owners in all matters concerning the negotiation of and the carrying out of Contracts;

(c)	so far as reasonably necessary for the proper and expeditious carrying out of the Work, liaise with and co-ordinate the activities of the Manager and third parties;

(d)	procure the provision of such technical assistance as is, from time to time, necessary or desirable;

(e)	call for payment by the Participants of such Capital Contributions as is, from time to time, necessary;

(f)	convene meetings of the Management Committee to be held in accordance with the provisions of Article 6 and write the minutes of meetings of the Management Committee and distribute copies to each member;

(g)	provide bookkeeping, accounting, cost control and reporting systems for use by the Joint Venture;

(h)	set up and operate a filing system and archives for the correspondence, accounts and other documents of the Joint Venture for the legally required period;

(i)	arrange and maintain bank accounts, insurance, guarantees, and other financial requirements for the operation of the Joint Venture, including but not limited to, acting as a signing authority on any bank accounts of the Joint Venture;

(j)	procure the assistance of personnel to perform the estimating and execution of Projects, which may include project managers, estimators, engineers, safety specialists, quantity control personnel, quality control personnel, cost control personnel and other personnel as are, from time to time, necessary or desirable;

(k)	hire employees or terminate the employment of employees supplied for a Project as is, from time to time, necessary or desirable;

(l)	procure any supplies for the purpose of carrying out Work on a Project as may, from time to time, be necessary or desirable;

(m)	determine the fitness for the purpose intended of any equipment provided by either or both of the Participants to the Joint Venture;

(n)	consult and advise the Management Committee as to the appropriate percentage of profit margin to apply to a Project, according to the category of costs included in a Project and according to the risks associated with a Project;

(o)	secure suitable administrative office space and shop space for storage of equipment, fuel and lubrication materials in the Fort McKay Industrial Park if space is available or in another location approved by the Management Committee;

(p)	provide payroll and accounting functions to the Joint Venture;

(q)	provide access to NACG’s safety, quality, environmental, estimating and costing systems for Joint Venture purposes;

(r)	meet with representatives of the Owners as required from time to time;

(s)	develop environmental, health and safety and employee harassment policies and any other policy deemed by the Management Committee to be necessary or desirable for the Joint Venture;

(t)	call upon the Participants for a contribution under Section 4.1;

(u)	approve and employ auditors or accounting advisors and solicitors as required;

(v)	establish the rental rates for equipment required from either of the Participants for the Project with the rates to be the same for equipment of equal or substantially similar capacity contributed by either Participant;

(w)	execute any tender or submission of a proposal for a Contract;

(x)	negotiate a major extension of the scope of Work unless the Joint Venture is obligated under the Contract for the Work in question to extend its scope; and

(y)	approve the letting of all subcontracts.
Any and all out of pocket expenses and disbursements incurred in the provision of the services and exercise of the powers and authority as aforesaid shall be to the account of the Joint Venture and shall be deemed to be Joint Venture Costs.

ARTICLE 6 — MANAGEMENT OF JOINT VENTURE
6.1 Management Committee
The affairs of the Joint Venture shall be managed and all decisions and determinations of the Participants with respect to the Joint Venture shall be made by a Management Committee. Except where expressly provided to the contrary in this Agreement, all decisions with respect to the management and control of the Joint Venture that are approved by the Management Committee shall be binding on the Joint Venture and each of the Participants. The Management Committee shall consist of four (4) representatives, two representatives appointed by NACG and two representatives appointed by Fort McKay unless otherwise agreed in writing by the Participants. Each Participant may, at any time and from time to time, by written notice to the other, replace its representatives on the Management Committee and any representatives so replaced shall be deemed to have resigned from the Management Committee upon the giving of such notice.
NACG hereby appoints as its initial representatives to the Management Committee the following: Dave Tien and Bill Koehn.
Fort McKay hereby appoints as its initial representatives to Management Committee the following:
- The Chief of the Fort McKay First Nation and
- The General Manager of the Fort McKay Group of Companies
Meetings of the Management Committee shall be held at such place and at such time as called by the Manager and in any event, not less than once per quarter throughout the term of this Agreement. Notice of each meeting shall be deemed to have been given to each representative if not less than seven (7) days prior thereto notice of the meeting has been given to the Participants in the manner provided in this Agreement; provided that no notice of a meeting shall be necessary if all members of the Management Committee are present and waive notice thereof or if those absent waive notice of the meeting or otherwise consent to the holding thereof A resolution in writing signed by all of the members of the Management Committee shall be as valid as if it had been passed at a meeting of the Management Committee.
Three (3) members of the Management Committee shall constitute a quorum for the transaction of business at any meeting of the Management Committee. Each member of the Management Committee shall be entitled to one (1) vote in respect of each question submitted to the Management Committee notwithstanding the number of members present at any Management Committee meeting. In the event of a tie vote, the matter shall be referred to arbitration in accordance with Section 6.5 of this Agreement. In that instance, the Manager shall be entitled to continue to direct Work on ongoing Projects in accordance with the terms of Contracts until a final decision is rendered in the arbitration process.
The members of the Management Committee may participate in a meeting of the Management Committee by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other and a member participating in such a meeting by such means is deemed to be present at the meeting for all purposes of this Agreement.

The members of the Management Committee shall not be required to devote their full time to the business of the Joint Venture but only such time as shall reasonably be necessary to perform their duties hereunder.
6.2 Major Decisions
No act shall be taken, sum expended, decision made or obligation incurred by the Participants or the Joint Venture with respect to any matter within the scope of the major decisions enumerated below, unless approved by a majority of the representatives present at a meeting of the Management Committee:
(a)	other than as provided for in Section 4.7, determining whether or not distributions should be made to the Participants;

(b)	accepting a commitment for Joint Venture financing, a sale or other transfer or allowing Encumbrances on Joint Venture assets or making an expenditure or incurring any obligation by or on behalf of the Joint Venture involving a sum in excess of One Hundred Thousand ($100,000.00) Dollars or an aggregate amount of One Hundred Thousand ($100,000.00) Dollars in any one fiscal quarter, except for expenditures made and obligations incurred pursuant to and specifically set forth in any budget approved by the Management Committee;

(c)	commencement or continuation of any legal action relating to the Joint Venture;

(d)	approve the annual operating budget of the Joint Venture; and

(e)	any other decision or action which shall or may materially affect the Joint Venture or its assets or operations.
6.3 Decisions requiring unanimity
No act shall be taken, sum expended, decision made or obligation incurred by the Participants or the Joint Venture with respect to the following without unanimous approval by the representatives of the Management Committee:
(a)	amendment of this Agreement; and

(b)	disposition of the equipment, tools or salvageable materials of the Joint Venture.
6.4 Additional Management Committee Responsibilities
Without limiting any other specific provision of this Agreement or the generality of Section 6.1, the Management Committee shall:
(a)	approve the letting of all subcontracts for amounts greater than a threshold established by the Management Committee;

(b)	review monthly performance of the Joint Venture against the budget;

(c)	develop policies to be followed by the Participants:

(i)	to review for approval the Manager’s recommendations in such matters as the overall plan for execution of the Work, determination of the amount of working capital required, the timing of calls for Capital Contributions, the determination of requirements and plans for the acquisition of any plant, equipment or major material items and the approval of salary schedules and the return of working capital advanced by the Participants and the distribution of profits earned;

(ii)	to delegate the authority to act for and bind the Participants in connection with the performance of the Work. The delegation of authority to either one of the Participants, or to any other person or persons may be revoked at any time;

(iii)	to receive and review reports on the progress of the Work from the Manager. The Manager shall meet with the Management Committee when requested by said committee;

(iv)	to determine the amount of any reserves required for any warranty period in respect of any unsettled claims, demands or other contingents of the Joint Venture relating to the Work; and

(v)	to change the year end for the Joint Venture.
6.5 Decisions Binding
The Participants acknowledge and agree that all decisions of the Management Committee shall be made in good faith and in the best interests of the Joint Venture. All decisions of the Management Committee shall be final and binding on the Participants. Where one of the Participants considers that a Major Decision has not been made in good faith and for the best interests of the Joint Venture, that decision may be referred to and shall be resolved by arbitration in the manner provided in this Article. The Major Decision will continue to be final and binding on the Participants until the arbitration process is completed.
Notice of arbitration of a Major Decision of the Management Committee shall be given within ten (10) days of the date after the decision is made by the Participant seeking arbitration serving written notice on the other Participant and on the Manager.
A Major Decision of the Management Committee that is the subject of arbitration shall initially be referred to the president of each Participant who shall seek to resolve the dispute through good faith negotiation.
In the event the dispute has not been resolved between the presidents of the Participants within ten (10) days of the notice of arbitration having been delivered, then the dispute shall be referred for resolution to a single arbitrator chosen by the Participants, failing which either Participant may apply to a judge of the Court of Queen’s Bench of Alberta for appointment of an arbitrator in the manner provided by the Arbitration Act (Alberta).
The arbitrator shall first determine if the Major Decision has not been made in good faith and in the best interests of the Joint Venture. If the arbitrator determines that the Major Decision was made in good faith and in the best interests of the Joint Venture, then the decision of the Management Committee shall be affirmed. In the event that the arbitrator determines that the Major Decision of the Management Committee was not made in good faith and in the best interests of the Joint Venture, then the arbitrator shall proceed to determine the dispute between the Participants and may substitute his or her decision for that of the Management Committee, which decision shall be final and binding on the Participants.
The arbitrator, with the consent of the Participants, may also act as a mediator in seeking to resolve the dispute between the Participants.
The arbitrator shall determine the rules to apply to the arbitration process but the Participants agree to appear without counsel and to proceed as expeditiously as possible based only on the materials available to the Management Committee at the time the Major Decision was made.
6.6 Limitation of Liability
No member of the Management Committee shall be liable for the acts, receipts, neglects or defaults of any other member of the Management Committee or for any loss, damage or expense of any Person through the insufficiency or deficiency of title to any property acquired by order of the Participants or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Participants shall be invested or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any Person with whom any moneys, securities or effects of the Participants shall be deposited or for any loss occasioned by any error of judgment or oversight on the part of any member of the Management Committee, or for any loss, damage or misfortune whatever which may happen in the execution of the duties of the Management Committee member or in relation thereto unless the same shall happen through the willful misconduct of such Management Committee member.
6.7 Indemnity
Every Management Committee member and his or her respective heirs, executors and administrators and the estate and effects of each shall, from time to time and at all times, be indemnified and saved harmless by the Joint Venture from and against:
(a)	all liabilities, costs, charges and expenses (including costs on a solicitor and his own client full indemnity basis) whatsoever that any Management Committee member sustains or incurs in or about any action, suit or proceeding that is brought, commenced or prosecuted against that Management Committee member for or in respect of any act, deed, matter or thing whatsoever made, committed, done or permitted by such Management Committee member to be done in or about the lawful execution of the duties of the office of the Management Committee member or alleged to be so done; and

(b)	all liabilities, other costs, charges or expenses which are approved by the Management Committee that any Management Committee member sustains or incurs in or about or in relation to the affairs of the Joint Venture;
except such liabilities, costs, charges or expenses as are occasioned by the willful misconduct of the Management Committee member.

6.8 Banking
The Joint Venture shall operate and maintain in the name of the Corporation such bank account or accounts as the Manager may determine. All cash Capital Contributions made by the Participants and all of the funds received by the Manager, the Joint Venture or by either of the Participants on behalf of the Joint Venture in connection with the performance of any Contract shall be deposited in such bank account or accounts. Withdrawals may be made by cheque or draft or other instrument in the form determined by the Manager, from time to time. All persons authorized to draw against the funds of the Joint Venture shall be bonded in such amounts as the Management Committee shall determine (if required). The premiums on any such bonds shall be paid by the Joint Venture as Joint Venture Costs. Neither Participant will unreasonably restrain or refuse to authorize withdrawal of funds for payment of proper expenses relating to Work.
6.9 Withdrawals
Unless otherwise previously agreed in writing by the Management Committee, no payments shall be made or monies withdrawn from any such bank account or accounts except for the purposes of the Joint Venture. Monies not immediately required for the purposes of the Joint Venture may be invested in securities or other investments in the name of the Corporation on behalf of the Joint Venture. The Management Committee shall provide to the Manager a listing of acceptable securities and investments. Under no circumstances shall such securities or investments be stocks, bonds, or other instruments of debt and equity issued on behalf of any of the Participants or affiliated companies to the Participants. No part of any funds deposited in any bank account or accounts of the Joint Venture shall be paid or returned to any of the Participants except as specified herein or as may otherwise be determined by the Management Committee.
6.10 Borrowing
No money shall be borrowed or financing arranged for the account of the Joint Venture, nor shall any assets of the Joint Venture be charged, assigned, mortgaged, pledged or hypothecated, unless approved by the Management Committee. If any monies are so borrowed, they shall be repaid in full prior to return of any working capital and distribution of Net Cash Flow.
6.11 Fiscal Year
The fiscal year of the Joint Venture shall end on the last day of March in each year.
6.12 Payments to Participants
Except as may be expressly provided for herein or hereafter approved by the Management Committee, no payment shall be made from the funds of the Joint Venture to any of the Participants or any member, director, officer or employee of any Participant for the services of any such person hereunder in connection with the Joint Venture.
Each Participant shall be entitled to reimbursement of all actual, reasonable and appropriate expenditures which are approved in advance by the Management Committee and made by the Participant on behalf of the Joint Venture in accordance with this Agreement. Except as expressly provided herein or hereafter approved by the Management Committee, no Participant shall make any payments or incur any expenses on behalf of the Joint Venture nor shall it be entitled to any compensation or reimbursement from the Joint Venture or the other Participant for expenses incurred in connection with the formation, business or affairs of the Joint Venture or for any of the internal or overhead costs of such Participant.
6.13 Taxes
Each Participant shall be solely responsible for any taxes, fees or other charges levied or imposed by any taxing authority directly on it or on its revenues from, or its share of any profits of or distribution by, the Joint Venture, it being understood that any taxes, fees, or charges levied or imposed on the Joint Venture itself shall be treated as Joint Venture Costs.
The Participants covenant and agree to file a joint venture election under Section 273 of the Excise Tax Act (Canada) (the “Election”). The Manager agrees to be named as the Joint Venture operator for the purposes of the Election and shall report and remit Goods and Services Tax (“GST”) to the Canada Customs and Revenue Agency (“CCRA”) as the resources of the Joint Venture allow. In the event that the resources of the Joint Venture are insufficient, each Participant covenants and agrees that it shall be responsible for and shall pay to the CCRA its proportionate share of any GST that is assessed or reassessed against the Joint Venture.
The Manager shall be reimbursed the costs associated with the funding of the GST.
6.14 Accounting and Records
Adequate books of account shall be maintained by and at the expense of the Joint Venture at the offices of NACG in accordance with applicable generally accepted management accounting standards consistently applied and such books of account may be examined by either of the Participants at any and all reasonable times. One uniform accounting system shall be employed for all books of account and the books of account shall truly and correctly reflect all transactions affecting the Joint Venture and shall further reflect adequate systems of internal control maintained by the Joint Venture. Reports of the financial condition of the Joint Venture and the progress of all Projects shall be made to each Participant monthly and at such other times as may be reasonably requested.
An audit of or accounting advisors report with respect to the Joint Venture books and records and a report thereon shall be made at the expense of the Joint Venture to the Management Committee and to each Participant as soon as practicable following the close of each fiscal year of the Joint Venture by an independent firm of chartered accountants as may be approved by the Management Committee. Such reports shall properly disclose the financial condition and operations of the Joint Venture. Notwithstanding the foregoing, either Participant may elect to have the financial books and records of the Joint Venture audited by an independent auditor chosen by the requesting Participant. The cost of any such audit shall be borne by the Participant requesting the audit. The auditor so chosen shall attend at the business premises of the Joint Venture to conduct the audit and shall have access to all Joint Venture books and records for the purposes of conducting the audit.
Any Participant which claims reimbursement of Joint Venture Costs shall disclose and make available to the other Participant and to the auditor or accounting advisor of the Joint Venture all books of account and accounting records and other documentation reasonably required to substantiate its claim.

The records and documentation shall be preserved in good order until the final accounting and settlement prescribed in Section 10.2 has been completed. Except as provided in this Section, nothing in this Agreement shall be construed to give any Participant the right to examine or compel the disclosure of any books of account or other records of the other Participant or any information contained therein.
6.15 Insurance and Bonds
The Joint Venture shall obtain and maintain or the Corporation shall obtain and maintain on behalf of the Joint Venture and at the expense of the Joint Venture comprehensive general liability (bodily injury and property damage) and such other insurance coverage with such carriers and for such limits as may be required by Contracts or as may be determined by the Management Committee. The insurance shall name each of the Joint Venture, the Corporation and the individual Participants as insureds. Each Participant shall waive or cause to be waived any rights of subrogation against the other Participant with respect to any insured loss arising out of or related to the Joint Venture’s performance of the Contract, except that the Participants shall retain their accrued rights of contribution against the other Participant under this Agreement.
All contract performance, bid bonds, performance bonds, payment bonds and other bonds that may be required by the Joint Venture shall, to the extent possible, be obtained and maintained in the name of the Joint Venture by the Manager. Each shall execute such indemnity agreements and other agreements as may be required by the companies writing the bonds. With respect to the execution of any bonds, any applications for bonds or any indemnity agreements or other documents pertaining to the indemnification of sureties, the liabilities of each Participant thereunder shall, as between the Participants, be in the same proportion as their Proportionate Interests in the Joint Venture even if both Participants are not signatories to the bonds, indemnity agreements or other documents. Where the required bonding is obtained solely by NACG, then if requested by NACG, the entire Work shall be subcontracted by Noramac to NACG, or an affiliate designated by it.
All premiums for bonds and insurance required on Projects and in the name of the Corporation on behalf of the Joint Venture shall be a Joint Venture Cost.
The insurance broker for all bonds and insurance required by the Joint Venture shall be determined by the Manager.
ARTICLE 7 — JOINT VENTURE TRANSACTIONS WITH THE PARTICIPANTS
7.1 Assignment of Personnel
The Participants may assign personnel from their respective organizations to fill certain management or key positions on the staff of the Joint Venture at the direction of the Management Committee. NACG shall supply, hire and make available to the Joint Venture as many supervisory and managerial personnel as shall reasonably be required in order to successfully perform a Contract, as determined by the Management Committee. Fort McKay shall supply, hire and make available to the Joint Venture as many skilled or trainable salaried, hourly and other personnel as shall reasonably be required in order to successfully perform a Contract, as determined by the Management Committee. Such personnel shall receive, or the employer Participant shall be entitled to be reimbursed for, such benefits and salary as may be approved by the Management Committee. The Corporation may act as the agent of the Joint Venture to pay such benefits and salary to any employee engaged by the Joint Venture and to remit any deductions at source and withholdings from any employees compensation to the relevant governmental authority on behalf of the Joint Venture. All such personnel shall undertake to the Joint Venture in their employment on the Project to act with a view to the best interests of the Joint Venture. The Manager agrees to use its best efforts to train, apprentice and develop Fort McKay First Nation members into supervisory, maintenance and management personnel.
The Participants acknowledge that NACG’s employees are members of various unions (collectively, the “Unions”) and that Fort McKay’s employees are not unionized. NACG agrees to use its best efforts to ensure that the Unions do not approach employees of Fort McKay who are supplied to the Joint Venture with a view to organizing a labour union of Fort McKay employees.
7.2 Operating Equipment and Adjustment of Proportionate Interest
All tools and equipment except small tools that shall be purchased by the Joint Venture in the name of the Corporation shall be purchased or rented from the Participants by the Joint Venture in the name of the Corporation at the prices and rates established by NACG from time to time.
Each Participant shall supply the percentage of equipment agreed by the Management Committee at the time of tender or proposal, which equipment shall include but not be limited to, vehicles, buses and service vehicles.
If either Participant cannot supply that percentage of equipment determined as its percentage by the Management Committee at the time of tender or proposal, then the other Participant has the option to supply the balance of equipment required for that Project and the Proportionate Interests of the Participants in the Project shall be adjusted accordingly so that the Interests correspond with the percentage of equipment supplied by each Participant in order to perform the Project.
Each Participant shall supply equipment to the Joint Venture at its full rate excluding operator, fuel and lubes, minor running repairs and field service costs. The Joint Venture may apply additional markup to the cost of equipment and to all other Joint Venture Costs at the time that it submits a tender for a Contract. The equipment rates for the same equipment shall be the same for each Participant and shall be adjusted by mutual agreement on an annual basis. If necessary, the Participants may agree to adjust the equipment rates to be charged for a specific Project. On completion of the Project and payment for the Work by the Owner, the additional amount paid to the Joint Venture over and above the Joint Venture’s cost of the equipment shall be paid to the Participants according to their Proportionate Interest in the Joint Venture.
For equipment and supplies provided by either Participant, any repairs or overhaul necessary on any item of equipment shall be made at the cost of the Participant that owns the equipment, with the exception of the cost of any repairs to the equipment that are the result of negligence or abuse occurring during operation by the Joint Venture. For equipment that is provided by either Participant and used for long term Projects of three years or longer in duration, the Management Committee may agree to pay for repairs and overhauls to equipment as a Joint Venture Cost. At the conclusion of such a long term Project, the equipment used shall be disposed of and the proceeds of the sale shall be paid to each Participant according to its Proportionate Interest.

Any costs associated with transportation costs of the equipment from its present location to a Project and for its return to its location or origin or to a location specified by the Participant that owns the equipment shall be Joint Venture Costs.
The Manager shall procure a communications system to allow remote communication on terms satisfactory to the Management Committee, and the cost of procuring such a radio system shall be a joint Venture Cost.
7.3 Supplies
The Manager, on behalf of the Joint Venture, shall procure and supply all fuel, oil, lubricants, regularly scheduled maintenance and minor running repairs necessary for the operation of all equipment during a Project and all costs associated with such supplies, without any markup or additional consideration shall, be Joint Venture Costs.
7.4 Termination
On the termination of this Agreement, unless otherwise agreed to in writing by the Participants, all equipment owned by NACG shall be returned to NACG and all equipment owned by Fort McKay shall be returned to Fort McKay. All equipment, if any, owned by the Joint Venture in the name of the Joint Venture shall be sold and the proceeds divided equally between the Participants.
7.5 Insurance
All insurance required for equipment owned by NACG and rented to the Joint Venture in the name of the Corporation shall be the responsibility of NACG, with the costs of such insurance to be included in the equipment rate for that equipment and paid as a Joint Venture Cost. All insurance required for equipment owned by Fort McKay and rented to the Joint Venture in the name of the Corporation shall be the responsibility of Fort McKay, with the costs of such insurance to be included in the equipment rate for that equipment and paid as a Joint Venture Cost. All other insurance shall be at the expense of the Joint Venture.
7.6 Use of Technical Data and Information
In connection with the Joint Venture, certain information, data and material of a proprietary nature, both technical and financial, may be transmitted from one Participant to another. For the purpose of this Joint Venture, any such information, data and material disclosed by one Participant to another which is in writing and appropriately identified in writing as being proprietary shall be deemed to be proprietary information of the disclosing Participant. The recipient Participant agrees that it shall treat such information as proprietary information. In the event proprietary information is orally communicated by one Participant to another, such orally communicated proprietary information must be reduced to writing and identified as being proprietary and submitted to the other Participant within ten (10) days after such oral communication in order to preserve its proprietary status. The recipient Participant further agrees not to use such proprietary information for any purpose whatsoever without the prior written permission of the disclosing Participant.
The foregoing restrictions on use and disclosure of proprietary information shall not apply:

(a)	if such information is or becomes available to the public from a source other than the recipient Participant;

(b)	if such information was previously known by the recipient Participant independently of the disclosing Participant;

(c)	with respect to use or disclosure of such information, if such disclosure or use is with the written approval of the disclosing Participant;

(d)	if the recipient Participant lawfully obtained or obtains such information from a third party without restriction or under circumstances permitting its disclosure by the recipient Participant to others;

(e)	if such information was previously independently developed by the recipient Participant;

(f)	after the expiration of three (3) years from the termination of the Joint Venture; or

(g)	with respect to any information required to be disclosed by a Participant by a court or tribunal having jurisdiction over the disclosing Participant, in which event, prior to disclosure, the disclosing Participant shall give such reasonable notice to the other Participant of the requirement to disclose, as well as enable such other Participant to appear and object to the disclosure.
None of the Participants shall be liable for the inadvertent or accidental disclosure of such proprietary information if such disclosure occurs despite the exercise of the same degree of care as such Participant normally takes to preserve and safeguard its own proprietary information.
Upon termination of this Joint Venture, all documents containing proprietary information and all copies made thereof in the Participants’ possession shall be returned to the disclosing Participant.
ARTICLE 8 — TRANSFER OR ASSIGNMENT OF JOINT VENTURE INTEREST
8.1 Prohibited Transfers
Except as otherwise expressly permitted herein and then only with the written consent of the Owner if required under a Contract, and except as necessary to be pledged, mortgaged or charged to a financial institution to provide funding to the Joint Venture as herein contemplated, no Participant may sell, transfer, assign, exchange, give, demise, bequeath, alienate or otherwise dispose of, or mortgage, hypothecate, charge, pledge or otherwise encumber or permit or suffer any Encumbrance of all or any part of its Interest in the Joint Venture or under or in respect of this Agreement or make any agreement or commitment to do any of the same unless in each case approved by the Management Committee, such approval not to be unreasonably withheld, and any attempt to do so shall be void. Any sale, exchange, gift, charge, pledge or other purported assignment, transfer or Encumbrance of an Interest in the Joint Venture made other than in accordance with the express terms and provisions of this Agreement shall confer no right or interest whatsoever under this Agreement. The foregoing shall apply notwithstanding that any Participant may become insolvent, be declared bankrupt, make a proposal under any applicable bankruptcy legislation or permit an order to be made for its winding-up or liquidation.

8.2 Change of Control of Participants Permitted
A transaction which results, directly or indirectly and either immediately or subject to the happening of any contingency, in a change of control of the Participant, shall be expressly permitted and shall not be deemed to be a prohibited transfer by the Participant of its Interest under Section 8.1.
8.3 Permitted Transfers to Affiliates
Section 8.1 shall not apply to a transfer by a Participant of its entire interest in the Joint Venture to an Affiliate, provided that contemporaneously with such transfer:
(a)	the transferee enters into an agreement with the other Participant in the terms hereof, whereby it shall be bound by and entitled to the benefit of this Agreement;

(b)	the transferor shall guarantee to the other Participant the performance by the transferee of all of its obligations under this Agreement; and

(c)	the consent of an Owner required under a Contract is obtained;
such agreements and guarantee all to be satisfactory to the other Participant, acting reasonably.
Notwithstanding the foregoing, Fort McKay Construction Ltd. covenants to transfer its interest in the Joint Venture to a limited partnership of which it is the general partner and which shall be known as “Fort McKay Construction Limited Partnership”. Fort McKay Construction Ltd. shall assign its interest within 30 days of the date of this Agreement. The Parties agree that this transfer will be the sole exception to the application of this section 8.3.
ARTICLE 9 — DEFAULT
9.1 Default
In the event that a Participant (in this Article the “Defaulting Participant”) is in Default under this Agreement and such default is not cured or reasonable action to cure has not been initiated within twenty (20) days after written notice thereof from the other Participant, the other Participant (in this Article the “Non-Defaulting Participant”) shall have the right to take over and complete all obligations of the Joint Venture. The Non-Defaulting Participant shall automatically have the right to receive any and all payments due to the Joint Venture from the Owner and to apply the proceeds thereof:
(a)	to cover all expenses incurred by the Non-Defaulting Participant in taking over and completing (by subcontracting or otherwise) all obligations of the Joint Venture; and

(b)	to establish a contingency fund to cover any and all outstanding warranties or other obligations of the Joint Venture.
In the event of a material breach or default as described above and, notwithstanding other provisions of this Agreement, the Defaulting Participant agrees to and shall indemnify and hold the Non-Defaulting Participant harmless from any and all loss or liability (including, but not limited to, liquidated damages, fines or penalties of whatever nature and further including, but not limited to, excess costs and expenses associated with completing all obligations of the Joint Venture and legal costs on a solicitor and his own client full indemnity basis) incurred by the Non-Defaulting Participant as a result of such material breach or default.
9.2 Events of Default
Any of the following events shall constitute a Default by a Participant hereunder:
(a)	where a Participant or any of its permitted assignees fails in any material respect to perform any of its obligations hereunder and such failure continues for greater than five (5) Business Days after notice thereof has been given by the other Participant (the “Non-Defaulting Participant”);

(b)	where a Participant fails to repay any Excess Funded Amount plus interest required to be paid pursuant to Section 4.2 hereof within thirty (30) days of the end of the next fiscal quarter;

(c)	if a Participant assigns, transfers, encumbers or otherwise disposes of its Interest in the Joint Venture except in accordance with the provisions of this Agreement;

(d)	if a Participant, other than in connection with a bona fide corporate reorganization, is wound up, dissolved, liquidated or has its existence terminated (unless such existence is immediately reinstated) or has any resolution passed therefor or makes a general assignment for the benefit of its creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), as amended or re-enacted, from time to time, or is adjudged bankrupt or insolvent or if it makes an application to the applicable court for a compromise or arrangement under the Companies’ Creditors Arrangement Act (Canada), as amended or re-enacted, from time to time, or files any petition, answer or other instrument seeking any reorganization, arrangement, composition, re-adjustment, liquidation or similar relief for itself under any present or future law relating to bankruptcy, insolvency or other relief for or against debtors generally or under applicable corporate law if any such application or filing has not been withdrawn or does not otherwise cease to be effective within thirty (30) days after it is made;

(e)	if a court of competent jurisdiction enters an order, judgment or decree against a Participant seeking any reorganization, arrangement, composition, re-adjustment, liquidation, dissolution, winding-up, termination of existence, declaration of bankruptcy or insolvency or similar relief under any present or future law relating to bankruptcy, insolvency or other relief for or against debtors generally, and such order, judgment or decree remains unvacated and unstayed for an aggregate of thirty (30) days (whether or not consecutive) from the day of entry thereof or if any trustee in bankruptcy, receiver, receiver and manager, liquidator or any other officer with similar powers is appointed for the Participant (other than where a receiver or a receiver and manager is appointed with respect to non-recourse or limited recourse debt of the Participant) and such appointment remains unvacated and unstayed for an aggregate of thirty (30) days (whether or not consecutive); or

(f)	if an encumbrancer takes possession of all of the property of a Participant or such part thereof as would have a material adverse effect on the ability of the Participant to carry out its duties hereunder and remains in possession of such property for an aggregate of thirty (30) days from the date it takes possession.
9.3 Remedies on Default
Upon the occurrence of a Default by a Defaulting Participant, the Non-Defaulting Participant shall have the right to:
(a)	bring any proceedings in the nature of specific performance, injunction or other equitable remedy, it being acknowledged by each of the Participants and the Corporation on behalf of the Joint Venture that damages at law may be an inadequate remedy for a Default or threatened breach of this Agreement;

(b)	bring any action at law as may be permitted to any of the Participants and the Corporation on behalf of the Joint Venture in order to recover damages and set-off such damage claim from any amount payable with respect to any portion of the Work which has been completed;

(c)	give the Defaulting Participant a notice exercising its election to purchase the entire interest of the Defaulting Participant in the Joint Venture for an amount equal to 80% of the book value of the Capital Contributions of the Defaulting Participant;

(d)	give notice that the members of the Management Committee representing the Defaulting Participant shall have no further right to vote as members of the Management Committee and the members of the Management Committee representing the Non-Defaulting Participant shall thereafter have the sole right to vote on the Management Committee;

(e)	terminate this Agreement without prejudice to the exercise of any of the other remedies which may be available to the Non-Defaulting Participant under this Agreement or at law if, as a consequence of the Default:
(i)	an Owner has given notice of default under the applicable Contract;

(ii)	the default under such Contract has not been remedied, at the latest, ten (10) days prior to the end of the applicable period of time for remedying such default, if any, under such Contract; and

(iii)	the Owner has given notice of its intention to terminate the Contract or would be entitled to terminate it at the end of the period of time for remedying such default, if any, under the Contract.
The rights available to the Non-Defaulting Participant under this Agreement and at law shall be deemed to be several and not dependent on each other and each such right, accordingly, shall be construed as complete in itself and not by reference to any other right. Any one or more or any combination of such rights may be exercised by the Non-Defaulting Participant, from time to time, and no such exercise shall exhaust the rights or preclude the Non-Defaulting Participant from exercising any one or more of such rights or combination thereof, from time to time, thereafter or simultaneously. If the Manager is the Defaulting Participant, and the Owner gives notice in writing to the Joint Venture that it requires a change in Project management such that the Manager can no longer perform its duties and responsibilities hereunder, then the Non-Defaulting Participant shall, from and after the giving of a notice of such Default, be entitled to designate the Manager.
9.4 Sale Procedure
Where the Non-Defaulting Participant has given notice of an election pursuant to subsection 9.3(c) and elects to proceed under this Section to purchase the Interest of the Defaulting Participant at a value equal to 80% of the Defaulting Participant’s Capital Contributions, the Non-Defaulting Participant and the Defaulting Participant are in this Section referred to as the “Purchasing Participant” and “Selling Participant”, respectively.
In the event of any purchase by a Purchasing Participant pursuant to this Section, the Selling Participant shall not, for a period of five (5) years from the closing date of the sale, directly or indirectly as principal, shareholder, contractor, subcontractor or otherwise enter into any competition for the Project.
9.5 Remedies Revocable and Non-Exclusive
The rights of the Non-Defaulting Participant under this Article 9 shall not be exclusive remedies but shall be in addition to all other rights and remedies, if any, available to the Non-Defaulting Participant at law or in equity.
9.6 Closing
The closing (in this Article 9 and Article 8, the “Closing”) of the purchase and sale of an Interest in the Joint Venture and the Joint Venture’s assets by one Participant to another Participant pursuant to any provision of this Article shall be held at the principal place of business of the Joint Venture at 10:00 o’clock in the forenoon (local time) on the date which is stipulated by the Purchasing Participant, with a minimum of ten (10) days written notice of the date being given to the Selling Participant, or otherwise on a mutually acceptable date. At the Closing, the Selling Participant shall deliver to the Purchasing Participant such transfer documents including deeds, documents and assurances reasonably required by the Purchasing Participant’s solicitors as being necessary or desirable to effect the sale and transfer of such Interest and the purchase price (to the extent payable in cash) shall be paid to the Selling Participant and to the extent represented by assumed liabilities or deferred payments shall be appropriately documented. The transfer documents shall be legally sufficient to convey to the Purchasing Participant the Interest of the Selling Participant in the Joint Venture and the Joint Venture’s assets free and clear of all Encumbrances and shall include discharges of any Encumbrances against the separate Interest of the Selling Participant in the Corporation’s assets.
If the Selling Participant is not represented at the Closing or is represented but fails for any reason whatsoever to produce and deliver the transfer documents to the Purchasing Participant, then the purchase price, to the extent payable in cash, may be deposited by the Purchasing Participant into a special account at a branch of the Joint Venture’s bank in the name of the

Selling Participant, and to the extent represented by assumed liabilities or deferred payments, by deposit of the appropriate documentation by the Purchasing Participant with its own solicitor in escrow. Such deposit shall constitute valid and effective payment of the purchase price to the Selling Participant even though the Selling Participant has, in breach of this Agreement, voluntarily encumbered or disposed of its Interest and, notwithstanding the fact that an assignment or assignments for any such Interest may have been delivered in breach of this Agreement to any alleged pledgee, transferee or other person. If the purchase price is deposited and any relevant documents placed in escrow as aforesaid, then, from and after the date of such deposit, and even though the transfer documents have not been delivered to the Purchasing Participant, the purchase of the Interest shall be deemed to have been fully completed and all the right, title, benefit and interest, both at law and in equity, in and to the Interest shall be conclusively deemed to have been transferred and assigned to and become vested in the Purchasing Participant and all right, title, benefit and interest, both at law and in equity, of the Selling Participant or of any transferee, assignee or other person having any interest, legal or equitable, therein or thereto, whether as a Participant or creditor of any Participant, or otherwise, shall cease and determine; provided however, that the Selling Participant shall be entitled to receive the purchase price so deposited without interest and delivery of any documents placed in escrow as aforesaid upon delivery to the Purchasing Participant of the transfer documents.
The Selling Participant hereby irrevocably constitutes and appoints the Purchasing Participant as its true and lawful attorney in fact and agent for, in the name and on behalf of the Selling Participant, to execute and deliver in the name of the Selling Participant all such assignments, transfers, deeds or instruments as may be necessary effectively to transfer and assign the Interest of the Selling Participant in the Joint Venture or the Joint Venture’s assets, or any part thereof, to the Purchasing Participant. Such appointment and power of attorney, being coupled with an Interest, shall not be revoked by the dissolution, winding-up, bankruptcy or insolvency of the Selling Participant and the Selling Participant hereby ratifies and confirms and agrees to ratify and confirm all that the Purchasing Participant may lawfully do or cause to be done by virtue of the provisions hereof.
9.7 Assumption of Liabilities
At the Closing held pursuant to this Article 9, the Purchasing Participant, by a legally enforceable agreement, shall indemnify and secure the Selling Participant against the debts, engagements and liabilities of such Selling Participant in respect of the Joint Venture incurred or accruing after Closing.
9.8 No Partition
No Participant shall make an application to the court nor commence any action for the partition or sale of the Joint Venture or the Joint Venture’s assets except in accordance with the provisions hereof.
ARTICLE 10 — TERMINATION
10.1 Term and Termination
The term of the Joint Venture shall commence on the date of this Agreement and continue until terminated by agreement of the Participants in writing.

If the Participants shall fail to agree as to the terms and conditions of a tender or of any proposed Contract or if a tender shall not be accepted by an Owner by the date for acceptance specified therein or any extension thereof or if any negotiations with the Owner shall prove conclusively unsuccessful then, upon the happening of any such event, this Agreement shall (save as to the provisions of this Section 10.1 and of Section 7.4) continue unless terminated by agreement in writing and each of the Participants shall be separately and solely liable for all costs and expenses which each Participant may have expended or incurred in connection with the tender or negotiations, save and except for costs associated with payments to employees seconded to the Joint Venture by either or both of NACG or Fort McKay, which costs shall be Joint Venture Costs. All of the foregoing shall be without prejudice to the rights of either of the Participants against the other by reason of any previous breach or non-observance of the provisions of this Agreement, provided always that where a Participant has incurred costs on behalf of the other Participant, the Participant incurring such costs shall be entitled to recover such costs from the other Participant.
Subject to earlier termination as herein provided and subject to all liabilities and obligations of the Joint Venture having been satisfied, the Joint Venture shall terminate upon the first to occur of the following events:
(a)	no Contract for Work on a Project being entered into within three (3) years from the date hereof;

(b)	upon termination of this Agreement in writing; and

(c)	purchase by one (1) Participant of all of the Interest in the Joint Venture and the Joint Venture’s assets of the other Participant.
Immediately following any such event and after the satisfaction of all liabilities and obligations of the Joint Venture as of the date thereof or, after making due provision for all such liabilities and obligations, the Manager shall return the assets of the Joint Venture contributed by each Participant to the Participant making the contribution, divide all remaining assets of the Joint Venture between the Participants in accordance with their Proportionate Interests or cause the assets of the Joint Venture to be sold and the proceeds divided between the Participants in accordance with their Proportionate Interests. The Proportionate Interest of each Participant shall be adjusted, if necessary, to reflect any Excess Funded Amount owed to a Participant and to reflect any other excess contribution that a Participant may have made. In that case, a Participant shall be entitled to receive more than his Proportionate Interest on termination of this Agreement so that the share of the assets or proceeds that it receives reflects the fair market value of its Interest. Any such termination shall be without prejudice to any rights or liabilities accruing to either Participant with respect to the other under this Agreement to the date of termination.
10.2 Final Accounting, Settlement and Termination
Upon termination of the Joint Venture, and receipt of final payment under all Contracts, a final accounting, including a balance sheet and statement of profit and loss, of the operations of the Joint Venture shall be prepared and submitted to each Participant.
After paying or providing for payment of all liabilities, including liabilities to the Participants as shown on such balance sheet, after establishing reserves for contingent liabilities in such amounts as the Management Committee shall determine, after disposing or arranging for the disposition of all non-cash assets and property of the Joint Venture and after the final settlement statement has been prepared and signed as specified in the following subsection, any funds remaining to the credit of the Joint Venture shall be distributed to the Participants in accordance with their Proportionate Interests. The Proportionate Interest of each Participant shall be adjusted, if necessary, to reflect any Excess Funded Amount owed to a Participant and to reflect any other excess contribution that a Participant may have made. In that case, a Participant shall be entitled to receive more than his Proportionate Interest on termination of this Agreement so that the share of the assets or proceeds that it receives reflects the fair market value of its Interest. Notwithstanding anything else contained in this Agreement, the liability as between NACG and Fort McKay for any ultimate losses, after application of all Revenues, shall be assumed by the Participants in accordance with their respective Proportionate Interests, and the Defaulting Participant shall indemnify and hold the Non-Defaulting Participant harmless from any such ultimate losses.
Before making any distribution under the preceding subsection or before the Participants are required to contribute funds to cover any loss, whichever is the case, a final settlement statement shall be prepared showing all revenues received by the Joint Venture, all Joint Venture Costs paid or accrued by the Joint Venture, any reserves established for contingent liabilities of the Joint Venture, all initial working capital advances and repayments and all distributions of Joint Venture profits, if any, to the Participants. When the Participants have agreed as to the correctness of such statement, each of them shall sign it and shall release the other Participant from any and all claims under this Agreement, except that the Participants shall retain:
(a)	their respective interests, in accordance with their Proportionate Interests, in any portion of such contingency reserves which is not required to meet liabilities of the Joint Venture; and

(b)	their respective rights of contribution against the other Participant under Section 3.11 in the event that such contingency reserves are insufficient to meet all liabilities of the Joint Venture and any Participant is required to pay a greater percentage of any such excess liability than is represented by its Proportionate interest.
Whenever the Management Committee determines that all or any part of any reserve for contingent liabilities established by the Joint Venture is no longer required for such purpose, such reserve or part thereof shall be distributed to the Participants in accordance with their Proportionate Interests.
ARTICLE 11 — THE CORPORATION
11.1 Directors
Each Participant shall be entitled to nominate two directors for election to the board of directors of the Corporation who will be the same persons as are named by the Participants to act as representatives on the Management Committee. As of the date of this Agreement, the following are the nominee directors of the Corporation:

NACG:
Dave Tien
Zone 3, Acheson Industrial Area
2-53016, Highway 60
Acheson, AB T7X 5A7
and
Bill Koehn
Zone 3, Acheson Industrial Area
2-53016, Highway 60
Acheson, AB T7X 5A7
Fort McKay:
Jim Boucher
P.O. Box 5360
Fort McMurray, AB T9H 304
and
Jim Carbery
P.O. Box 5360
Fort McMurray, AB T9H 3G4
11.2 Decisions
No action will be taken by the Corporation or its directors or officers on behalf of the Corporation in respect of or within the scope of any Major Decision unless such action shall have been approved by a majority of representatives present at a meeting of the Management Committee or by unanimous approval as may be required pursuant to Section 6.3.
11.3 Limitation on Activities
Except as otherwise approved by the Participants, the Corporation shall carry out and conduct the business of the Joint Venture and such activities as are reasonably incidental or conducive thereto and shall carry out and conduct no other business or activity or exercise any other power.
11.4 Access to Records
Each Participant shall have the right on reasonable notice at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account and other books and records of the Corporation. Such right may be exercised through any agent or employee of the Corporation or by an outside independent chartered accountant designated by the Corporation. The Corporation shall bear all expenses incurred by it in any audit, examination or making copies made for its account.

ARTICLE 12 — MISCELLANEOUS
12.1 Notices
Any notice required to be given hereunder by any Participant shall be deemed to have been properly given if:
(a)	personally delivered to the Participant to whom it is addressed or, if such Participant is a corporation, to an officer of that corporation;

(b)	if mailed by prepaid registered mail or delivered, to the address of the Participant to whom it is intended hereinafter set forth:
(i)	if to NACG, then:
Zone 3, Acheson Industrial Area
#2, 53106 Highway 60
Spruce Grove, AB
T7X 3G7
Facsimile: 780-960-7103
(ii)	if to Fort McKay, then:
P. O. Box 5360
Fort McMurray, AB
T9H 3G4
Facsimile: 780-742-0038
(iii)	if to the Corporation, then:
#2, 53106 Highway 60
Spruce Grove, AB
T7X 3G7
Facsimile: 780-960-7103
Either Participant or the Corporation may change its address for notice at any time upon giving written notice to the other parties to this Agreement; or

(c)	if transmitted by facsimile to the facsimile number of the party to whom it is intended as set forth above or to such other facsimile number as a party may, from time to time, direct in writing.
Any notice delivered or transmitted by facsimile as aforesaid shall be deemed to have been received on the Business Day after delivery or transmission and any notice mailed shall be deemed to have been received ten (10) Business Days after the date it is postmarked. Originally executed copies of all notices transmitted by facsimile shall also be mailed on the date of facsimile transmission. If normal mail service is interrupted by strike, slow-down, force majeure or other cause after the notice has been sent, the notice shall not be deemed to be received until actually received. In the event normal mail service is impaired at the time of sending the notice, then personal delivery or facsimile transmission only shall be effective.
12.2 Waiver
No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
12.3 Counterparts
This Agreement may be signed in counterpart and such counterparts taken together shall be of full force and effect upon the parties executing the same.
12.4 Further Assurances
Each party to this Agreement, from time to time hereafter and throughout the term of this Agreement, shall upon any reasonable request promptly execute and deliver all such documents, instruments and assurances and do all such other acts and things as may be lawful and within its power to do in order to more effectually implement and carry out the provisions and the true intent of this Agreement.
12.5 Compliance with Law
Each party to this Agreement shall comply with all applicable federal, provincial, territorial, county, municipal, or other statutes, laws, ordinances, regulations, rules or orders of any governmental or quasi-governmental entity, body, agency, commission, board or official applicable to the business of that party.
12.6 Expenses
Except as otherwise specifically provided in this Agreement, each of the parties hereto shall bear its own expenses (including those of counsel, accountants and advisers) incurred in connection with this Agreement and the transactions contemplated by this Agreement.
12.7 Enurement
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

ARTICLE 13 — INTRODUCTION OF NEW PARTICIPANTS
13.1	The Participants agree that it may be appropriate, from time to time, to introduce new Participants to the Joint Venture, subject always to the prior approval of the Management Committee, such approval not to be unreasonably withheld. It shall be a condition of the admission of any new Participant to the Joint Venture that the new Participant shall execute this Agreement or a counterpart of this Agreement and shall, regardless of the date of execution, be bound by and subject to all of its provisions and such execution shall in no way affect or impair its rights or obligations or those conferred or imposed on any other Participant whose execution was prior in time provided, for greater certainty, that it shall not be unreasonable for a Management Committee representative to withhold consent if, as a result of the introduction of a new Participant, the Interest or rights of an existing Participant would be diminished, impaired or otherwise affected.
IN WITNESS WHEREOF the parties hereto have executed this Agreement this           day of September, 2002.

NORTH AMERICAN CONSTRUCTION GROUP INC.

Per:	/s/ William Koehn

Per:	/s/ Gordon Parchewsky

FORT McKAY CONSTRUCTION LTD., as General Partner for-the Fort McKay Construction Limited Partnership

Per:	/s/ [ILLEGIBLE]

Per:	/s/ [ILLEGIBLE]

NORAMAC VENTURE INC.

Per:	/s/ [ILLEGIBLE]

Per:

This is Schedule “A” to the
Joint Venture Agreement
Among
North American Construction Group Inc.,
And
Fort McKay Construction Ltd., as agent for a limited partnership to be constituted under the name and style, “Fort McKay Construction Limited Partnership” and 1006004 Alberta Ltd.,
dated September, 2002
Schedule of Hourly Rental Costs for Equipment
Equipment                      Hourly Rental Rate

THIS ASSIGNMENT made the 27 day of FEBRUARY, 2006
BETWEEN:
NORAMAC VENTURE INC., a body corporate duly incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “NORAMAC”)
- and -
NORTH AMERICAN CONSTRUCTION GROUP INC., a body corporate duly incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “NORTH AMERICAN”)
ASSIGNMENT OF CONTRACT
WHEREAS;
A. NORAMAC entered into that Overburden Removal and Mining Services Contract #400472, dated effective the 17th day of November, 2004, between NORAMAC and Canadian Natural Resources Limited (the “CONTRACT”);
B. NORAMAC wishes to assign all of its right, title and interest in and to the CONTRACT to NORTH AMERICAN, effective as of 27 FEBRUARY, 2006 (the “EFFECTIVE DATE”), all upon terms and conditions set out herein;
C. NORTH AMERICAN wishes to accept the assignment of BORANAC’ s right, title and interest in and to the CONTRACT and to assume all of the obligations of NORAMAC under the CONTRACT, effective as of the EFFECTIVE DATE, all upon the terms and conditions set forth herein;
     NOW THEREFORE THIS ASSIGNMENT witnesses that, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by all parties hereto), the parties do hereby agree as follows:
ARTICLE 1
1.1 Assignment
     NORAMAC does hereby absolutely and unconditionally assign, grant, transfer and set over to NORTH AMERICAN as and from the EFFECTIVE DATE all of NORAMAC’s estate, right, title, interest and claim whatsoever, both at law and in equity, in and to all of the benefits of the CONTRACT with full power and authority to use the name of NORAMAC, and its successors and assigns, in enforcing the performance of all covenants and other matters and things contained in the CONTRACT. The right, title and interest hereby assigned includes (without restricting the generality of the foregoing);

(a)	all claims for damages for breach by the other parties to the CONTRACT of any of the terms or conditions of the CONTRACT, and all warranties and indemnity provisions contained therein;

(b)	any right to terminate the CONTRACT; and

(c)	the right of NORAMAC to perform the CONTRACT and to compel performance of the terms thereof.
The assignment contained in this Section shall be upon and subject to the terms and conditions set out in this Assignment.
1.2 Acceptance of Assignment
     NORTH AMERICAN hereby accepts the assignment of the CONTRACT in its favour herein contained.
1.3 Covenant of NORTH AMERICAN
     NORTH AMERICAN covenants with NORAMAC that NORTH AMERICAN will, from and including the EFFECTIVE DATE and throughout the residue of the term of the CONTRACT observe and perform all covenants, terms and conditions set forth in the CONTRACT to be performed or observed by NORAMAC therein and shall be liable to NORAMAC for and shall indemnify and save harmless NORAMAC of and from all manner of actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever (and without limiting the generality of the foregoing, legal costs on a solicitor and his own client basis) which may be brought or made against NORAMAC or which NORAMAC may sustain, pay or incur as a result of or in connection with any breach or non observance by NORTH AMERICAN of its obligations under the CONTRACT.
1.4 Notice
     Each of NORAMAC and NORTH AMERICAN agree with the other that on receiving notice of, or becoming aware of any action, cause of action, proceeding, claim or other matter to which it claims to be entitled to recover against or seek indemnity from the other as hereinbefore in this Assignment provided:
(a)	it shall give prompt written notice thereof to the other party hereto;

(b)	if such matter is an action, cause of action, proceeding, claim or demand with respect to which such entitlement or indemnity is admitted by the other party, such other party, at such other party’s election, shall be entitled and permitted to assist in or undertake the defence of the same.

ARTICLE 2
2.1 Preamble
     The parties hereby confirm and ratify the matters contained and referred to in the Preamble to this Assignment and agree that the same are expressly incorporated into and form part of this Assignment.
2.2 Successors and Assigns
     This Assignment shall enure to the benefit of and be binding upon NORAMAC and NORTH AMERICAN, and their respective successors and permitted assigns.
2.3 Severability
     If any term, covenant or condition of this Assignment or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Assignment or application of such term, covenant or condition to a party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining term, covenant or condition of this Assignment shall be valid and shall be enforceable to the fullest extent permitted by law.
2.4 Further Assurance
     The parties hereto and each of them do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Assignment in accordance with their true intent.
2.5 Governing Law and Submission to Jurisdiction
     This Assignment shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and the parties thereto hereby submit to the jurisdiction of the courts in the Province of Alberta.
     IN WITNESS WHEREOF the parties have hereunto set their corporate seals duly attested to by the hands of their properly authorized officers in that behalf all on the day and year first above written.

NORAMAC VENTURES INC.

Per:	/s/ [ILLEGIBLE]

Per:	/s/ William K. L.

NORTH AMERICAN CONSTRUCTION GROUP INC.

Per:	/s/ William K. L.

Per:

CONSENT TO ASSIGNMENT OF CONTRACT
     The undersigned, Canadian Natural Resources Limited, (the “Owner”) hereby acknowledge receipt of an executed copy of that Assignment of Contract (the “Assignment”) dated the 27th day of February, 2006, made by Noramac Ventures Inc. (“Noramac”) in favour of North American Construction Group Inc. (“North American”) with respect to that Overburden Removal and Mining Services Contract #400472, dated effective the 17th day of November, 2004, between the Noramac and the Owner (the “Contract”) and the Owner hereby confirms and agrees with Noramac and North American that
(a)	it consents to the Assignment; and

(b)	the Contract is in full force and effect and is a binding obligation of the Owner enforceable in accordance with its terms.
     DATED effective the 27th day of March, 2006.

CANADIAN NATURAL RESOURCES LIMITED

Per:	/s/ P. Keele
V. P. Mining

Per:	/s/ [ILLEGIBLE]